SECURITIES AND EXCHANGE COMMISSION

                     Washington, DC  20549


               _________________________________


                            FORM 8-K

                         CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF THE

                SECURITIES EXCHANGE ACT OF 1934


      Date of earliest event reported: September 16, 1997


              PEOPLES TELEPHONE COMPANY, INC.
(Exact name of registrant as specified in its charter)


       NEW YORK                    0-16479           13-2626435
(State or other juris-        (Commission File    (IRS Employer
diction of incorporation)     Number)             I.D. No.)


       2300 N.W. 89th Place, Miami, Florida             33172
(Address of principal executive office)           (Zip Code)


Registrant's telephone number, including area code: (305) 593-9667













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Item 5.   Other Events


On September 16, 1997, the United States Court of Appeals for the District of Columbia (the "Court") granted a motion for rehearing and clarification (the "September 16 Clarification") in Illinois Public Telecommunications Association
v. Federal Communications Commission (the "FCC"), et al., in connection with its July 1, 1997 decision on review of the FCC Payphone Orders, issued pursuant to
Section 276 of the Telecommunications Act of 1996. The Court stated that it did intend in its July 1 decision to vacate, as part of its remand to the FCC for further consideration, those portions of the Payphone Orders setting at $.35 the interim and prospective per call compensation rate interexchange carriers must pay to payphone service providers for subscriber 800 and carrier access code calls ("dial-around compensation"), as well as the composition of the carrier group which must pay the flat rate interim compensation.

Because the FCC is required to consider further its order with respect to dial-around compensation, the Company cannot predict with any certainty the effect of such further consideration nor the impact of the Court's September 16 Clarification upon the Company's financial results. While the Company, based upon its best current information and belief, does not currently anticipate that ultimately a material adverse effect on the Company will ensue as a result of the FCC's disposition of the issues which were remanded to it pursuant to the July 1 Court Order as clarified on September 16, the Company cannot predict the final outcome of the FCC's proceedings at this time and therefore cannot determine with any certainty whether and to what degree the final impact upon the Company will be positive or negative in the aggregate.

Also, the Court reaffirmed the FCC's decision to deregulate the local coin calling rate charged at payphones, effective October 7, 1997. While the Company views this as a positive development, the Company cannot currently predict the precise impact of market based local coin rates on the Company's financial condition.

The foregoing contains forward looking statements which, given the uncertainties of the regulatory process and the potential for court challenges to any further FCC rulemaking, may not ultimately be realized.

                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              PEOPLES TELEPHONE COMPANY, INC.


Date: September 24, 1997      /s/ William A. Baum
                              William A. Baum
                              Chief Financial Officer